Exhibit 99.1

Goldman Sachs BDC, Inc. Reports June 30, 2020 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – August 10, 2020

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the second quarter ended June 30, 2020 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Net investment income for the quarter ended June 30, 2020 was $0.45 per share, equating to an annualized net investment income yield on book value of 11.9%;

•	The Company announced a third quarter dividend of $0.45 per share payable to shareholders of record as of September 30, 2020;[1]

•

No new investments were added to non-accrual status during the quarter. As of June 30, 2020, investments on non-accrual status were 0.1% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively;

•	Net asset value per share for the quarter ended June 30, 2020 increased to $15.14 from $14.72 as of March 31, 2020, primarily reflecting an improvement in market credit spreads; and

•	During the quarter, Moody’s reaffirmed the Company’s investment grade (IG) rating of Baa3 and stable outlook. In addition, Fitch affirmed the Company’s IG rating of BBB-.

UPDATES TO PREVIOUSLY ANNOUNCED MERGER

•

On June 11, 2020, the Company and Goldman Sachs Middle Market Lending Corp. (“MMLC”) entered into and announced that they had amended and restated the Agreement and Plan of Merger. The Company’s amended registration statement on Form N-14, which includes a joint proxy statement of the Company and MMLC and a prospectus of the Company, was declared effective by the Securities Exchange Commission (“SEC”) on July 31, 2020. Special shareholder meetings for the Company’s and MMLC’s shareholders are scheduled for October 2, 2020 to vote on the matters described in the joint proxy statement/prospectus.

•

As described previously, GSAM believes the merger of the Company and MMLC will result in significant benefits for each set of shareholders and the Company will benefit from accretion to net investment income, improved portfolio metrics, balance sheet deleveraging, and economies of scale.

•	The merger is expected to close shortly after the special shareholder meetings in October 2020, subject to shareholder approval and other customary closing conditions.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2020	As of March 31, 2020
Investment portfolio, at fair value[2]	$1,424.5	$1,422.7
Total debt outstanding[3]	$918.5	$917.8
Net assets	$611.5	$594.9
Net asset value per share	$15.14	$14.72

	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Total investment income	$30.6	$32.0
Net investment income after taxes	$18.2	$18.2
Net increase in net assets resulting from operations	$34.8	$(63.8)
Net investment income per share (basic and diluted)	$0.45	$0.45
Earnings (loss) per share (basic and diluted)	$0.86	$(1.58)
Regular distribution per share	$0.45	$0.45

INVESTMENT ACTIVITY2

During the three months ended June 30, 2020, new investment commitments and fundings were $0.5 million and $0.0 million, respectively, including net fundings of $(0.6) million in unfunded prior commitments. The new investment commitments were across one new portfolio company and one existing portfolio company. New investment commitments were comprised of 100% first lien debt investments. The Company had sales and repayments of $18.3 million primarily driven by the full repayment of an investment in one portfolio company.

Summary of Investment Activity for the three months ended June 30, 2020 was as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$0.5	100.0%	$7.7	42.1%
1st Lien/Last-Out Unitranche	—	—	0.1	0.6
2nd Lien/Senior Secured Debt	—	—	10.0	54.6
Unsecured Debt	—	—	0.5	2.7
Total	$0.5	100.0%	$18.3	100.0%

PORTFOLIO SUMMARY2

As of June 30, 2020, the Company’s investment portfolio consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$1,080.7	75.9%
1st Lien/Last-Out Unitranche	34.8	2.4
2nd Lien/Senior Secured Debt	205.4	14.4
Unsecured Debt	7.2	0.5
Preferred Stock	59.8	4.2
Common Stock	36.6	2.6
Total	$1,424.5	100.0%

The following table presents certain selected information regarding the Company’s investment portfolio:

	As of
	June 30, 2020	March 31, 2020
Number of portfolio companies	107	107
Percentage of performing debt bearing a floating rate[4]	98.7%	98.5%
Percentage of performing debt bearing a fixed rate[4]	1.3%	1.5%
Weighted average yield on debt and income producing investments, at amortized cost[5]	8.3%	8.5%
Weighted average yield on debt and income producing investments, at fair value[5]	10.2%	10.7%
Weighted average leverage (net debt/EBITDA)[6]	5.4x	5.6x
Weighted average interest coverage[6]	2.7x	2.6x
Median EBITDA[6]	$37.92 million	$37.83 million

As of June 30, 2020, investments on non-accrual status represented 0.1% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively.

RESULTS OF OPERATIONS

Total investment income for the three months ended June 30, 2020 and March 31, 2020 was $30.6 million and $32.0 million, respectively. The decrease in investment income was primarily driven by a decrease in interest income due to a decrease in LIBOR. The $30.6 million of total investment income was comprised of $30.0 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.3 million from prepayment-related income and $0.3 million from other income.7

Net expenses before taxes for the three months ended June 30, 2020 and March 31, 2020 were $12.0 million and $13.4 million, respectively. The $1.4 million decrease in expenses was primarily driven by the voluntary management fee waiver. The $12.0 million of net expenses before taxes were comprised of $9.1 million of interest and other debt expenses, $1.5 million of net management fees, and $1.4 million of other operating expenses.

Net investment income after taxes for the three months ended June 30, 2020 was $18.2 million, or $0.45 per share, as compared with $18.2 million, or $0.45 per share for the three months ended March 31, 2020.

During the three months ended June 30, 2020, the Company had net realized and unrealized gains (losses) of $16.6 million, primarily driven by credit spread tightening.

Net increase in net assets resulting from operations for the three months ended June 30, 2020 was $34.8 million, or $0.86 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2020, the Company had $918.5 million of total principal amount of debt outstanding, comprised of $403.5 million of outstanding borrowings under its senior secured revolving credit facility, $155.0 million of unsecured convertible notes and $360.0 million of unsecured notes. The combined weighted average interest rate on debt outstanding was 3.29% for the three months ended June 30, 2020. As of June 30, 2020, the Company had $391.7 million of availability under its senior secured revolving credit facility and $105.8 million in cash and cash equivalents.3,8

The Company’s ending net debt to equity leverage ratio was 1.33x as of June 30, 2020, as compared to 1.40x as of March 31, 2020.9

CONFERENCE CALL

The Company will host an earnings conference call on Tuesday, August 11, 2020 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 3895223. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on August 11, 2020 through September 11, 2020. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 3895223. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at

gsbdc-investor-relations@gs.com.

ENDNOTES

1)	The $0.45 per share dividend is payable on October 15, 2020 to shareholders of record as of September 30, 2020.
2)

The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of June 30, 2020, the Company’s investment in the money market fund was $89.5 million.

3)	Total debt outstanding excludes netting of debt issuance costs of $9.2 million and $9.7 million, respectively, as of June 30, 2020 and March 31, 2020.
4)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

5)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

6)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2020 and March 31, 2020, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 29.2% and 29.2%, respectively, of total debt investments at fair value. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

7)

Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

8)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of June 30, 2020. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)	The ending net debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,364,946 and $1,338,268)	$1,283,565	$1,298,133
Non-controlled affiliated investments (cost of $83,410 and $83,460)	94,492	82,580
Controlled affiliated investments (cost of $85,603 and $88,119)	46,410	73,539
Investments in affiliated money market fund (cost of $89,470 and $—)	89,470	—
Cash	16,318	9,409
Receivable for investments sold	153	93
Unrealized appreciation on foreign currency forward contracts	33	32
Interest and dividends receivable	8,406	5,702
Deferred financing costs	8,618	4,427
Deferred offering costs	—	276
Other assets	3,139	1,084

Total assets	$1,550,604	$1,475,275

Liabilities
Debt (net of debt issuance costs of $9,229 and $3,680)	$909,263	$769,727
Interest and other debt expenses payable	7,659	2,304
Management fees payable	1,467	3,653
Incentive fees payable	—	1,850
Distribution payable	18,181	18,165
Directors’ fees payable	135	—
Accrued offering costs	—	28
Accrued expenses and other liabilities	2,403	3,423

Total liabilities	$939,108	$799,150

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,401,637 and 40,367,071 shares issued and outstanding as of June 30, 2020 and December 31, 2019)	40	40
Paid-in capital in excess of par	778,827	778,132
Distributable earnings	(165,950)	(100,626)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$611,496	$676,125

TOTAL LIABILITIES AND NET ASSETS	$1,550,604	$1,475,275

Net asset value per share	$15.14	$16.75

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$28,509	$34,713	$58,024	$66,282
Payment-in-kind	535	174	1,149	476
Other income	245	870	492	1,521

Total investment income from non-controlled/non-affiliated investments	29,289	35,757	59,665	68,279
From non-controlled affiliated investments:
Interest income	423	576	1,088	1,194
Payment-in-kind	385	376	575	745
Dividend income	38	53	43	85
Other income	41	11	46	22

Total investment income from non-controlled affiliated investments	887	1,016	1,752	2,046
From controlled affiliated investments:
Payment-in-kind	366	565	996	1,100
Interest income	60	63	161	63
Dividend income	—	1,000	—	3,450

Total investment income from controlled affiliated investments	426	1,628	1,157	4,613

Total investment income	$30,602	$38,401	$62,574	$74,938

Expenses:
Interest and other debt expenses	$9,114	$9,501	$18,008	$17,954
Management fees	3,617	3,742	7,283	7,278
Incentive fees	—	4,144	—	4,637
Professional fees	623	689	1,337	1,331
Administration, custodian and transfer agent fees	228	239	469	479
Directors’ fees	139	114	278	227
Other expenses	462	433	834	769

Total expenses	$14,183	$18,862	$28,209	$32,675

Fee waiver	(2,150)	—	(2,810)	—

Net expenses	$12,033	$18,862	$25,399	$32,675

NET INVESTMENT INCOME BEFORE TAXES	$18,569	$19,539	$37,175	$42,263

Income tax expense, including excise tax	$389	$452	$816	$891

NET INVESTMENT INCOME AFTER TAXES	$18,180	$19,087	$36,359	$41,372

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(1,182)	$(8,570)	$(6,616)	$(33,292)
Non-controlled affiliated investments	(211)	—	(211)	—
Controlled affiliated investments	—	(673)	(4,704)	(673)
Foreign currency forward contracts	52	34	80	52
Foreign currency transactions	(23)	(10)	(18)	(16)
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	31,798	(1,435)	(41,246)	5,771
Non-controlled affiliated investments	8,169	5,840	11,962	3,084
Controlled affiliated investments	(21,214)	2,440	(24,613)	1,546
Foreign currency forward contracts	(81)	(45)	1	33
Foreign currency translations	(670)	(507)	(55)	295

Net realized and unrealized gains (losses)	$16,638	$(2,926)	$(65,420)	$(23,200)

(Provision) benefit for taxes on realized gain/loss on investments	—	121	—	121
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	—	(152)	99	52

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$34,818	$16,130	$(28,962)	$18,345

Weighted average shares outstanding	40,401,637	40,297,090	40,398,978	40,279,173
Net investment income per share (basic and diluted)	$0.45	$0.47	$0.90	$1.03
Earnings (loss) per share (basic and diluted)	$0.86	$0.40	$(0.72)	$0.46

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Florina Mendez, 917-343-7823

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.